CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the registration statement on Form S-4/A dated January 6, 2020 of The Alkaline Water Company Inc., of our report dated June 29, 2018 on our audit of the financial statements of The Alkaline Water Company Inc. as of March 31, 2018, and the reference to us under the caption "Experts."

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada

January 6, 2020